Exhibit 14.1
TIB FINANCIAL CORP. AND SUBSIDIARIES
CODE OF BUSINESS CONDUCT AND ETHICS
FOR
MEMBERS OF THE BOARD OF DIRECTORS
     The Boards of Directors (the “Board”) of TIB Financial Corp. and TIB Bank (the “Company”) have adopted the following Code of Business Conduct and Ethics (the “Code”) for directors of the Company. The Company defines proper business and ethical behavior as: A rule of conduct conforming to accepted standards of professional and social behavior and adhering to honest, right minded and virtuous moral principles. This Code is intended to focus the Board and each director on areas of ethical risk, provide guidance to directors to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and maintain our culture of honesty and accountability in accordance with our Corporate Governance Guidelines. Each director must comply with the letter and spirit of this Code.
     No code or policy can anticipate every situation that may arise or replace the thoughtful behavior of ethical directors. Accordingly, this Code is intended to focus the Board on areas of ethical risk, provide guidance to the members of the Board to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and encourage an atmosphere of honesty, accountability and integrity. Directors are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Chairman of the Board and the Chairman of the Corporate Governance and Nomination Committee (CGNC), who may consult with legal counsel as appropriate.
     This Code should be considered along with the Company’s Bylaws, Corporate Governance Guidelines and applicable laws and regulations.
1. Director Responsibilities.
     The Board represents the interests of stockholders, as owners of the Company, in optimizing long-term value by overseeing management performance on the stockholders’ behalf. The Board’s responsibilities in performing this oversight function include a duty of care and a duty of loyalty. A director’s duty of care is the responsibility to exercise appropriate diligence in overseeing the management of the Company, making decisions and taking other actions. A director’s duty of loyalty is the responsibility to act in good faith and in the Company’s best interests, not the interests of the director, a family member or an organization with which the director is affiliated. Directors shall not use their positions for personal gain.

2. Conflict of Interest.
     Directors must avoid any conflicts of interest or the appearance of conflicts of interest between the director and the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, should be disclosed promptly to the Chairman of the Board and the Chairman of the CGNC.
     Related party transactions involving a director must be approved by the Board.
     A “conflict of interest” occurs when a director’s private interest interferes in any way — or even appears to interfere — with the interests of the Company as a whole. A conflict situation can arise when a director takes actions or has interests that may make it difficult to perform his or her duties to the Company objectively and effectively. Conflicts of interest also arise when a director, or a member of his or her immediate family1, receives improper personal benefits as a result of his or her position as a director of the Company.
     This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which directors must refrain, however, are set out below.
•	Relationship of Company with third-parties. Directors may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Compensation from non-Company sources. Directors may not accept compensation (in any form) for services performed for the Company from any source other than the Company.

•	Gifts. Directors and members of their immediate families may not give gifts to or accept gifts from persons or entities who deal with the Company as a means of improperly inducing business, or where acceptance of the gifts could create the appearance of a conflict of interest.

•	Personal use of Company assets. Directors may not use Company assets, labor or information for personal use unless approved by the Chairman of the Board, and the Chairman shall immediately report any such approval to the full Board. The Director will reimburse the Company at market rates for use of such assets. All directors should protect the Company’s assets and ensure their efficient use.

•	Extensions of Credit. Any extension of credit to a director or to a company in which a director is an executive officer, must comply with the applicable provisions of law and the Company’s Corporate Governance Guidelines and must be approved by the Company’s Board.
3. Corporate Opportunities.
     Directors are prohibited from: (a) taking for themselves personally, or a member of his or her immediate family,1 opportunities that are discovered through the use of corporate property, information or position; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company, provided, however, if the Company’s disinterested directors in that issue determine that the Company will not pursue an opportunity that relates to the Company’s business, a director may do so, but only after full written disclosure to the CGNC, and upon the written approval of a majority of the disinterested Directors on both the CGNC and the Board. Directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

1 NASDAQ Exchange Rule 4200(a) (14) defines “family member” to include a person’s spouse, parents, children, and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.
4. Confidentiality.
     Directors shall maintain the confidentiality of information entrusted to them by the Company or its customers, and any other confidential information about the Company that comes to them, from whatever source and in whatever form or medium, in their capacity as a director, except when disclosure is authorized or legally mandated. For purposes of this Code, “confidential information” includes all non-public information relating to the Company or its customers that might be of use to competitors or investors, reveal private information of customer, or be harmful to the Company or its customers, if disclosed.
     Directors should not speak individually for the Company with the press or investors unless requested by the Chief Executive Officer. Directors shall refer any such inquiries to the CEO.
5. Compliance with laws, rules and regulations; fair dealing.
     Directors shall comply with applicable laws, rules and regulations in their service to the Company, including without limitation, the applicable provisions of state and federal securities laws, the Florida Business Corporation Act and applicable state and federal banking laws. Transactions in Company securities should also be governed by the Company’s Corporate Governance Guidelines.
     It is the Company’s goal to protect shareholder investments through strict enforcement of the prohibition against insider trading set forth in federal securities laws and regulations. No director may buy or sell securities of the Company at a time when in possession of material non-public information (except for trades made pursuant to certain pre-existing trading plans established in compliance with applicable law). Passing such information to someone who may buy or sell securities is also prohibited. The prohibition on insider trading applies to the Company’s securities and to securities of other companies if the director learns of material non-public information about those other companies in the course of his or her duties for the Company. This prohibition also extends to certain non-employees and non-directors of the Company, such as related persons and close friends of directors, who may learn of material non-public information about the Company. Insider trading is both unethical and illegal. Directors receive a notification quarterly, and more frequently as necessary, outlining when trading in the Company’s securities is or is not permitted.
     In addition, each director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

6. Encouraging the reporting of any illegal or unethical behavior.
     Directors should promote ethical behavior and take steps to ensure that the Company: (a) encourages employees to talk to supervisors, managers and/or other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules, regulations, and the Company’s Employee Code of Business Conduct and Ethics, to appropriate personnel; and (c) informs employees that the Company will not allow retaliation for reports made in good faith.
7. Waivers; Compliance Procedures.
     Any waiver of any provision of this Code may only be made by the CGNC after due deliberation and a determination by such committee that appropriate controls to protect the Company are in place and with the approval of a majority of the Board. Any such waiver must be promptly disclosed to the shareholders of the Company.
     Directors shall communicate any suspected violations of this Code promptly to the Chairman of the Board and the Chairman of the CGNC. Violations will be investigated by the CGNC or by a person or persons designated by the CGNC and appropriate action will be taken in the event of any violations of the Code.
     This document replaces and supercedes any and all other previous TIB Codes of Business Conduct and Ethics for members of the Board of Directors of the Company.